Exhibit 10.8

[Form of Administrative Services Agreement]

MAFS ACQUISITION CORP.

_________, 2008

MacAndrews & Forbes Holdings Inc.

35 East 62nd Street

New York, New York 10065

Re: Administrative Services

Ladies and Gentlemen:

This letter will confirm our agreement that, commencing on the closing date (the “Closing Date”) of the initial public offering of the securities of MAFS Acquisition Corp. (the “Company”) pursuant to a registration statement on Form S-1, File No. 333-147881, filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of a business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes”) shall make available to the Company, at 35 East 62nd Street, New York, New York 10065 (or any successor location of MacAndrews & Forbes), certain office space, utilities, secretarial support and other administrative services as may be reasonably required by the Company to carry on its business as described in the Registration Statement. In exchange therefor, the Company shall pay MacAndrews & Forbes the sum of $10,000 per month on the Closing Date and continuing monthly thereafter until the Termination Date.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

MacAndrews & Forbes acknowledges that it has read the Registration Statement and understands that the Company has established a trust account (the “Trust Account”) with the net proceeds of the offering of units (excluding $250,000 to fund expenses incurred by the Company) and the private placement of warrants for the benefit of the Company’s public stockholders and that, prior to the Termination Date, the Company may disburse monies from the Trust Account only (i) to the Company up to an aggregate of $9,000,000 to fund expenses related to investigating and selecting a target business or businesses and other working capital requirements, (ii) to the Company any amounts it may need to pay its income or other tax obligations, (iii) to the public stockholders in the event of conversion of their shares or (iv) to the Company up to$75,000 to fund the costs and expenses of distribution and liquidation. For and in consideration of the Company agreeing to this Agreement, MacAndrews & Forbes hereby waives any claims it may have under this letter agreement in or to any monies in the Trust Account.

Very Truly Yours,

MAFS ACQUISITION CORP.

By:
	Name:	Barry F. Schwartz
	Title:	President, Chief Executive Officer and Director

ACCEPTED AND AGREED:

MACANDREWS & FORBES HOLDINGS INC.

By:
Name:	Paul G. Savas
Title:	Executive Vice President and Chief Financial Officer